Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated April 26, 2021 on the financial statements of FG New America Acquisition Corp. (now known as OppFi Inc.) for the period from June 24, 2020 (inception) to December 31, 2020 in this S-8 Registration Statement.

/s/ PLANTE & MORAN, PLLC

Chicago, Illinois

September 27, 2021